March 23, 2001

PERSONAL & CONFIDENTIAL

John W. Pearce
1 Bancroft Rd.
Andover MA 01801

RE: SEPARATION

Dear John,

Please read this letter carefully, as it will confirm the details of your separation from SilverStream Software, Inc. (the "Company").

o  Effective  March  30,  2001  (the  "Separation   Date")  your  employment  at
SilverStream will terminate.

o You will receive all of the salary and vacation pay that is owed to you through the Separation Date in the payroll cycle on March 31, 2001.

o You will return to the Company any and all documents, materials and information related to the business (present and otherwise) of the Company and its affiliates and all other property of the Company and its affiliates in your possession or control, including but not limited to keys to Company premises, files and other proprietary information, computers, phones and any credit cards and telephone calling cards issued to you through the Company or any of its affiliates, excluding copies of any Company benefit plans in which you have been or currently are a participant. You should provide these items to your manager on or before your Separation Date. Notwithstanding the foregoing, you may retain those items that are necessary for you to perform your duties under the Consulting Agreement between you and SilverStream dated April 1, 2001.

o Attached are copies of the Employee Agreement(s) signed by you. Please note that you have agreed to adhere to those sections of the agreement(s) that remain in force following the Separation Date.

o Your benefits under SilverStream's medical and dental plans will terminate at midnight on May 31, 2001. Should you elect COBRA coverage, your rights to continue medical and/or dental benefits under the COBRA statute will commence on June 1, 2001 and entitle you to participate in SilverStream's group health insurance plan under the terms of this statute at your own expense. Documents describing COBRA are attached.

o Your benefits under the Company's life and long-term disability insurance group plans will terminate on March 30, 2001. However, these benefits may be converted to individual polices. Information regarding the terms of their conversions is attached.

o If you're enrolled in the SilverStream 401(k) Retirement Plan, please complete and return the attached 401(k) distribution form to indicate how you would like to handle your 401(k) account. Please note, if the balance of your 401(k) account is less than $5,000.00, our plan requires you to take a lump sum distribution. In order to avoid a forced distribution initiated by SilverStream, it is important you complete the attached distribution form to insure proper handling of your funds. If the balance exceeds $5,000.00, you may elect to leave your 401(k) assets in the SilverStream Plan.

o    If you are  currently  participating  in the Employee  Stock  Purchase Plan
     (ESPP), any cash in your account as of the Separation Date will be refunded to you in your final pay.

o You will cease vesting in your SilverStream stock options as of the Separation Date. You will have up to 90 days following the Separation Date in which to exercise any vested options. After such 90-day period, your remaining options will be cancelled.

You may forward your 401(k) forms to my attention: Two Federal Street, Billerica, MA 01821. Should you have any additional questions, feel free to call me at (978) 262-3592.

Sincerely,



Karen McCarthy
Manager, HRIS